As filed with the Securities and Exchange Commission on September 23, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VMWARE, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	94-3292913
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3401 Hillview Avenue

Palo Alto, CA 94304

(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

SpringSource Global, Inc. 2007 Equity Incentive Plan

(Full Title of the Plan)

Mark S. Peek

Senior Vice President and Chief Financial Officer

VMware, Inc.

3401 Hillview Avenue

Palo Alto, CA 94304

(650) 427-5000

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

William H. Hinman, Jr.

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, CA 94304

(650) 251-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A common stock, $0.01 par value per share	1,128,334	$4.87	$5,494,987	$306.62

(1)	This Registration Statement covers 1,128,334 shares of the Registrant’s Class A common stock, par value $.01 per shares, that may be issued pursuant to awards granted under the SpringSource Global, Inc. 2007 Equity Incentive Plan (the “Plan”). In accordance with Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The price per share and aggregate offering prices for the shares registered hereby are calculated on the basis of the weighted average exercise price per share of $4.87 for 1,128,334 shares of the Registrant’s common stock subject to previously granted options under the Plan.

INTRODUCTION

This registration statement on Form S-8 is filed by VMware, Inc. (referred to herein as “we,” “our” or “us”) and relates to 1,128,334 shares of our Class A common stock, $0.01 par value per share (“Common Stock”) issuable to our eligible employees and consultants under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We are not filing or including in this Registration Statement on Form S-8 the information called for in Part I of Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed with the Commission:

(1)	The description of the Common Stock contained in our Registration Statement on Form 8-A, filed with the Commission on July 27, 2007, including any amendments or reports filed for the purpose of updating such description;

(2)	Annual Report on Form 10-K filed with the Commission on February 26, 2009 for the fiscal year ended December 31, 2008;

(3)	Quarterly Reports on Form 10-Q filed with the Commission on May 7, 2009 and August 6, 2009 for the fiscal quarters ended March 31, 2009 and June 30, 2009, respectively; and

(4)	Current Reports on Form 8-K filed with the Commission on January 6, 2009, January 21, 2009, May 28, 2009, August 10, 2009, August 14, 2009, September 16, 2009 and September 23, 2009.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. A Current Report on Form 8-K furnished to the Commission shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (“DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his or her fiduciary duty as a director, except in the case where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that, to the fullest extent of Delaware law, none of our directors will be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Our certificate of incorporation and bylaws generally provide for mandatory indemnification of directors and officers to the fullest extent permitted by law. We have also entered into indemnification agreements with our directors and executive officers in the form filed as an exhibit to our Registration Statement on Form S-1 (Registration No. 333-142368) that will generally provide for mandatory indemnification to the fullest extent permitted by law. In addition, our officers and directors are insured under an officers and directors liability insurance policy.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	Description
5.1	Opinion of Simpson Thacher & Bartlett LLP, regarding the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1).

24.1	Power of Attorney included on the signature pages to this Registration Statement.

99.1	SpringSource Global, Inc. 2007 Equity Incentive Plan.

Item 9. Undertakings.

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, VMware, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Palo Alto, State of California, on September 23, 2009.

VMWARE, INC.

By:	/s/ Paul Maritz
Name:	Paul Maritz
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, the undersigned hereby constitute and appoint Paul Maritz, Tod Nielsen, and Mark S. Peek and each of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul Maritz	President and Chief Executive Officer,	September 23, 2009
Paul Maritz	(principal executive officer) and Director

/s/ Mark S. Peek	Senior Vice President and Chief Financial Officer	September 23, 2009
Mark S. Peek	(principal financial officer)

/s/ Robynne D. Sisco	Chief Accounting Officer and Controller (principal	September 23, 2009
Robynne D. Sisco	accounting officer)

/s/ Joseph M. Tucci	Chairman of the Board of Directors	September 23, 2009
Joseph M. Tucci

/s/ Michael W. Brown	Director	September 23, 2009
Michael W. Brown

/s/ John R. Egan	Director	September 23, 2009
John R. Egan

/s/ David I. Goulden	Director	September 23, 2009
David I. Goulden

/s/ Renee J. James	Director	September 23, 2009
Renee J. James

/s/ Dennis D. Powell	Director	September 23, 2009
Dennis D. Powell

/s/ David N. Strohm	Director	September 23, 2009
David N. Strohm

INDEX TO EXHIBITS

Exhibit	Description
5.1	Opinion of Simpson Thacher & Bartlett LLP, regarding the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1).

24.1	Power of Attorney included on the signature pages to this Registration Statement.

99.1	SpringSource Global, Inc. 2007 Equity Incentive Plan.